EXHIBIT 10.35

[The Wet Seal, Inc. letterhead]

March 28, 2005

Mr. Gary White

22 Chandon

Newport Coast, CA 92657

Re:	Your Employment

Dear Gary:

This letter memorializes the agreement reached between you and The Wet Seal, Inc. (the “Company”) regarding your on-going employment as Senior Vice President, Store Operations, Wet Seal Division.

Compensation and Benefits

1.    Effective as of March 28, 2005, your base salary shall increase to Three Hundred and Seventy-Five Thousand Dollars per year. Such salary shall be payable to you in equal installments, on the Company’s regular paydays, minus customary payroll taxes, deductions and withholding.

2.    Upon your signing this letter agreement, you shall be granted, in the aggregate, 60,000 Company stock options, which options shall vest in three (3) equal installments of 20,000 options per year, on the first, second and third anniversary of this grant, provided that you remain actively employed by the Company on each of these vesting dates. If your employment shall cease for any reason prior to any vesting date, any granted but not yet vested Stock Options shall be forfeited.

3.    Upon your signing this letter agreement, you shall be awarded, in the aggregate, 200,000 shares of Restricted Stock in The Wet Seal, Inc, which award shall be subject to the conditions and restrictions set forth in The Wet Seal, Inc. 2005 Stock Incentive Plan (“The Plan”). Such Restricted Stock shall be granted in two equal installments of 100,000 shares each (“Tranche 1” and “Tranche 2”) as follows:

(a)    Tranche 1 shall vest on the one year anniversary of this grant, provided that the weighted average closing price of the Company’s Stock for any trailing 20 trading days (the “20-Day Average”) during the one-year period following this grant equals or exceeds $3.50 per share.

(b)    Upon the second year anniversary of this grant, Tranche 2 may vest in two equal installments as follows: (i) 50,000 shares shall vest if the 20-Day Average at any time after the second year anniversary of the grant reaches or exceeds $4.00 per share, and (ii) 50,000 shares shall vest if the 20-Day Average at any time after the second year anniversary of the grant reaches or exceeds $4.50 per share.

If any of the shares of Restricted Stock awarded hereunder have not vested by the third anniversary of the date of this grant, such shares of Restricted Stock shall automatically be forfeited without the payment of any consideration to you. In any event, all restricted shares are forfeited should the company no longer employ you.

4.    If you are actively employed on the date that annual bonuses are paid by the Company, you shall be eligible for consideration for a discretionary bonus of up to 50% of your base salary. The amount of such bonus, if any, shall be in the sole and absolute discretion of the Company.

Severance

Subject to the conditions set forth in below, in the event that your employment is involuntarily terminated without cause, within one year of the date on which you sign this letter agreement, you shall be eligible to receive a severance pay equivalent to one years’ base salary. The payment of any severance pay hereunder is expressly conditioned upon your signing and returning to the Company, and not revoking, a separation agreement and general release agreement, including all standard terms for such agreements including a general release of any and all claims (whether known or unknown), which separation agreement and general release shall be in a form that is acceptable to the Company. In the event that your employment is terminated with cause within two years of the date on which you sign this letter agreement, or is terminated with or without cause on or after the first anniversary of the date upon which you sign this letter agreement, or is terminated as a result of your voluntary resignation, you shall not be eligible to receive any severance.

For purposes of this severance provision, “cause” shall exist for involuntarily terminating your employment if: (a) Your refuse to perform services for the Company; (b) you fail or refuse to follow any lawful directive given to you by the Company; (c) you are convicted of (or plead nolo contendere or no contest to) a misdemeanor involving moral turpitude or a felony; (d) you violate the Company’s Code of Conduct; or (e) you engage in other willful misconduct. Upon your involuntary termination for cause, you shall not be eligible for severance and your only entitlement shall be to receive any salary accrued, but not yet paid, prior to the date of your involuntary termination for cause.

At-will Employment

You acknowledge understand and agree that nothing in this letter agreement is intended to alter the “at-will” nature of your employment with the Company. This means that you have the right to resign at any time, for any reason, with or without notice, with or without cause. Likewise, the Company (subject only to the severance provisions set forth above) has the right to terminate your employment at any time, for any reason, with or without notice, with or without cause. You further acknowledge, understand and agree that no one other than the Company’s CEO is authorized to make any other representation on behalf of the Company regarding the duration or termination of your employment. This at-will employment relationship will remain in full force and effect notwithstanding any changes that may occur in your position, title, pay or other terms or conditions of your employment.

Arbitration

This letter agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this letter agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to your employment with the Company or the termination thereof, shall be submitted to arbitration, to be held in Orange County, California, in accordance with the Employment Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”) then in effect. If any arbitration or action at law or in equity, or any motion, is brought to enforce, interpret, or rescind this letter agreement, the prevailing party shall be entitled to all of its costs in bringing and prosecuting said arbitration, action or motion, including its attorneys’ fees.

Complete Agreement

This letter agreement is an integrated document and it supersedes and replaces all prior or contemporaneous agreements (whether express or implied, oral or written) concerning the subject matters hereto. The terms of this letter agreement may only be modified in a written agreement signed by you and the Company’s CEO.

We are pleased that you have agreed to continue in your position with the Company. Please indicate your acceptance of these terms, by signing and dating an original of this letter and returning it to me.

Very truly yours,

/s/ JOEL WALLER
Joel Waller CEO, The Wet Seal Inc.

ACCEPTED AND AGREED:

GARY WHITE

/s/ GARY WHITE
Signature

3.28.05
Date